EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Von Hoffmann Focuses on Operational Excellence by Integrating Manufacturing Platform to Provide World Class Service

Platform integration will improve performance and
create further focus in areas of excellence.

Investor Contact:	Media Contact:
Gary C. Wetzel	Michael H. Ford
Senior VP & Chief Financial Officer	Vice President of Marketing
Von Hoffmann Corporation	Von Hoffmann Corporation
314.835.3317	314.835.3373

St Louis, Missouri, November 10, 2004 ~ Von Hoffmann Corporation, a leading North American educational and commercial printer, continues to take steps to create world class operations providing full service program management services including design, editorial, and composition, through printing and distribution services.

“In conjunction with our aggressive investment and acquisition plan, Von Hoffmann plans to leverage integration opportunities to provide greater concentration and focus within its operational platform.  By focusing our services in operations with greater scale and efficiency we are strategically positioned to support the current and future needs of our customers,” said Robert S. Mathews, President And Chief Executive Officer.

“After careful review of our operations we have decided to take the following actions.  Von Hoffmann will be consolidating one and two-color print operations into our Eldridge, Iowa and Owensville, Missouri Facilities.  Both the Owensville and Eldridge facilities have significant scale efficiencies, platform capacity, and state-of-the-art equipment.   Our Frederick, Maryland plant has older, less efficient equipment and lacks the scale necessary to meet our customers’ long term needs,” said Mathews.

The Frederick facility will be closed, and all current Frederick, Maryland customers will be serviced in either Eldridge or Owensville.  A limited amount of equipment from Frederick will be relocated to these existing facilities over the next several months.  “Taking actions that affect the employment of our employees is an extremely difficult decision.  We are committed to assisting any affected employees during this transition,” said Mathews.  The transition of Frederick customers to the other Von Hoffmann facilities is expected to be completed by the first of the year.  Careful planning, project coordination, and extensive communication with our valued customers will take place to avoid any manufacturing disruptions.

About Von Hoffmann

Von Hoffmann Corp. is a leading manufacturer of four-color case-bound and soft-cover educational textbooks and related components for major publishers of books in the United States. In addition to textbook manufacturing, Von Hoffmann Corp. provides a full range of printing and design services from early design to final distribution. The company manufactures products sold to the commercial marketplace where they target business-to-business catalog manufacturers, the federal government printing office, trade publishers, health-care catalog manufacturers, the financial services industry and numerous other niche markets.  Von Hoffmann is headquartered in St. Louis, Missouri.  For more information, visit www.vonhoffmann.com.